EXHIBIT 99.1

Polymer Solutions Announces Financial Results
for the Quarter Ended June 30, 2003

CHICO, CA, Aug. 1, 2003... Polymer Solutions, Inc., (OTC BB: PYSU; TSX Venture: PYM), a leading producer of environmentally-friendly paints, coatings and adhesives, today announced financial results for its first quarter ended June 30, 2003.

Sales for the quarter increased 2% to $3,778,000 compared to $3,722,000 for the same three month period last year as a result of capturing market share away from the Company’s competitors.

Gross profit decreased 14% to $952,000 from $1,104,000 for the same quarter a year ago due to an increase in raw material costs, wages and benefits. Net loss was $57,000, or $0.01 per share versus net income of $167,000, or $0.02 per share for the same prior year period. This decrease was primarily due to a 38% increase in compensation expense as a result of variable stock option based compensation of $164,000.

“We achieved slightly improved sales while ongoing softness continues in the very competitive coatings markets,” stated E. Laughlin Flanagan, President and CEO of Polymer Solutions, Inc. “Despite the sales increase, net earnings decreased mainly due to variable stock option based compensation, resulting in our first loss in twelve consecutive quarters.”

Polymer Solutions, Inc. (PSI) addresses a $17 billion market by producing environmentally friendly water-based and low VOC (volatile organic compounds) solvent-based paints, wood coatings, stains, sealers, primers and top coats for wood furniture manufacturers and wood products companies. PSI, with polymer science at its core, has developed proprietary, low VOC products compatible with the indoor and outdoor environment for industrial and retail markets. PSI also produces and markets water-based and low solvent-based industrial adhesives and a line of glass, metal and concrete coatings.

(Table Follows)

FINANCIAL HIGHLIGHTS
(U.S. Dollars)

	3 Mos. Ended Jun. 30

	2003	2002

Sales revenue	$3,778,000	$3,722,000
Gross Profit	952,000	1,104,000
Pre-tax (loss) income	(89,000)	257,000
Income tax benefit (expense)	32,000	(90,000)
Net (loss) income	(57,000)	167,000
(Loss) earnings per share	(0.01)	0.02
Weighted avg. basic shares	9,055,058	9,188,088

Contact:
Charles (Chuck) Tait
Polymer Solutions, Inc.
(604) 514-6559 or 800-377-8323
info@polysolutions.com

Statements in this news release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the Company’s SEC filings.

No Stock Exchange on which the Company’s securities are listed has reviewed or approved this news release.